As filed with the Securities and Exchange Commission on May 12, 2000
                                                    Registration No. 333-


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            COMSTOCK RESOURCES, INC.
             (Exact name of registrant as specified in its charter)


           NEVADA                                            94-1667468
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                         Identification Number)


5300 Town and Country Blvd., Suite 500                 M. Jay Allison
      Frisco, Texas 75034                  President and Chief Executive Officer
       (972) 668-8800                     5300 Town and Country Blvd., Suite 500
 (Address, including zip code, and                   Frisco, Texas  75034
telephone number, including area code,                 (972) 668-8800
      of Registrant's principal               (Name, Address, including zip code
        executive offices)                      and telephone number, including
                                                area code, of agent for service)



      Comstock Resources, Inc. Non-employee Director Retainer Election Plan
                              (Full title of plan)


                                   Copies to:

                                   Guy H. Kerr
                                Jack E. Jacobsen
                            Locke Liddell & Sapp LLP
                          2200 Ross Avenue, Suite 2200
                               Dallas, Texas 75201
                                 (214) 740-8000


                         CALCULATION OF REGISTRATION FEE


                                    Proposed      Proposed
 Title of Each Class    Amount      Maximum       Maximum
  of Securities          to be   Offering Price   Aggregate        Amount of
 to be Registered     Registered  Per Share(1)  Offering Price  Registration Fee
================================================================================
Common Stock,
 $.50 par value...... 2,500,000   $6.0625       $15,156,250        $4,001.00
Preferred Stock
 Purchase Rights.....   (2)         (2)              (2)             (2)
================================================================================
(1) Estimated solely for the purpose of calculating the registration fee based upon closing sales price of a share of common stock on May 10, 2000 as quoted on the New York Stock Exchange.
(2) There are hereby registered Preferred Stock Purchase Rights ("Rights"), which Rights (i) are related to shares of common stock in the ratio of one Right to one share, (ii) are not evidenced by separate certificates and
     (iii) may not be transferred except upon transfer of the related shares of common stock. The value attributable to the Rights is reflected in the market value of the related shares of common stock and therefore, the inclusion of the Rights does not increase the proposed maximum offering price under this Registration Statement. Consequently, no additional registration fee is payable for the registration of the Rights.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information specified by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933 (the "Securities Act") and the introductory Note to Part I of Form S-8.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


     Item 3. Incorporation of Documents by Reference

     The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that we file with the SEC. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed by us with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering of these shares is terminated: (1) Annual Report on Form 10-K for the year ended December 31, 1999, the (2) Proxy Statement dated April 4, 2000 for the 2000 Annual Meeting of Stockholders and the (3) Quarterly Report on Form 10-Q for the three months ended March 31, 2000.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to Comstock Resources, Inc., 5300 Town and County Blvd., Suite 500, Frisco, Texas 75034,
Attention: Roland O. Burns, Senior Vice President, telephone number (972) 668-8800.

     Item 4. Description of Securities

     Not Applicable

     Item 5. Interests of Named Experts and Counsel.

     Not Applicable

     Item 6. Indemnification of Directors and Officers

Section 78.7502 of the General Corporation Law of Nevada permits a corporation to indemnify any person who was, or is, or is threatened to be made a party in a completed, pending or threatened proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorneys' fees, judgments, fines and amounts paid in settlement. The person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his conduct was unlawful.

With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Unless indemnification is ordered by a court, the determination to pay indemnification must be made by the stockholders, by a majority vote of a quorum of the Board of Directors who were not parties to the action, suit or proceeding, or in certain circumstances by independent legal counsel in a written opinion. Section 78.751 of the General Corporation law of Nevada permits the Articles of Incorporation or Bylaws to provide for payment to an indemnified person of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

Section 78.7502 also provides that to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of any such action, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

Article VI, "Indemnification of Directors, Officers, Employees and Agents", of the Company's Bylaws provides as follows with respect to indemnification of the Company's directors, officers, employees and agents:

Section 1. To the fullest extent allowed by Nevada law, any director of the Corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article VI does not eliminate or limit the liability of a director for:

          (a) an act or omission which involves intentional misconduct, fraud or a knowing violation of law; or

          (b)  the payment of dividends in violation of N.R.S. 78.300.

Section 2. The Corporation shall indemnify each director, officer, employee and agent, now or hereafter serving the Corporation, each former director, officer, employee and agent, and each person who may now or hereafter serve or who may have heretofore served at the Corporation's request as a director, officer, employee or agent of another corporation or other business enterprise, and the respective heirs, executors, administrators and personal representatives of each of them against all expenses actually and reasonably incurred by, or imposed upon, him in connection with the defense of any claim, action, suit or proceeding, civil or criminal, against him by reason of his being or having been such director, officer, employee or agent, except in relation to such matters as to which he shall be adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of duty. For purposes hereof, the term "expenses" shall include but not be limited to all expenses, costs, attorneys' fees, judgements (including adjudications other than on the merits), fines, penalties, arbitration awards, costs of arbitration and sums paid out and liabilities actually and reasonably incurred or imposed in connection with any suit, claim, action or proceeding, and any settlement or compromise thereof approved by the Board of Directors as being in the best interests of the Corporation. However, in any case in which there is no disinterested majority of the Board of Directors available, the indemnification shall be made: (1) only if the Corporation shall be advised in writing by counsel that in the opinion of counsel (a) such officer, director, employee or agent was not adjudged or found liable for gross negligence or willful misconduct in the performance of duty as such director, officer, employee or agent or the indemnification provided is only in connection with such matters as to which the person to be indemnified was not so liable, and in the case of settlement or compromise, the same is in the best interests of the Corporation; and (b) indemnification under the circumstances is lawful and falls within the provisions of these Bylaws; and (2) only in such amount as counsel shall advise the Corporation in writing is, in his opinion, proper. In making or refusing to make any payment under this or any other provision of these Bylaws, the Corporation, its directors, officers, employees and agents shall be fully protected if they rely upon the written opinion of counsel selected by, or in the manner designated by, the Board of Directors.

Section 3. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in these Bylaws.

Section 4. The Corporation may indemnify each person, though he is not or was not a director, officer, employee or agent of the Corporation, who served at the request of the Corporation on a committee created by the Board of Directors to consider and report to it in respect of any matter. Any such indemnification may be made under the provisions hereof and shall be subject to the limitations hereof, except that (as indicated) any such committee member need not be nor have been a director, officer, employee or agent of the Corporation.

Section 5. The provisions hereof shall be applicable to actions, suits or proceedings (including appeals) commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

Section 6. The indemnification provisions herein provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, or by law or statute, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, and persons described in Section 4 of this Article above, against any liability asserted against him and incurred by him in any such capacity or arising out of his status, as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of these Bylaws.

     Item 7. Exemption from Registration Claimed

     Not Applicable

     Item 8. Exhibits.

Exhibit
   No.                             Description
--------- ----------------------------------------------------------------------
 4.1*     Specimen Stock Certificate.

 4.2(a) Rights Agreement dated as of December 10, 1990, by and between the Company and Ameritrust Texas, National Association, as Rights Agent (incorporated herein by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A, dated December 14, 1990).

 4.2(b) First Amendment to the Rights Agreement, by and between the Company and Society National Bank (successor to Ameritrust Texas, N.A.), as Rights Agent, dated January 7, 1994 (incorporated herein by reference to Exhibit 3.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

 4.2(c) Second Amendment to the Rights Agreement, by and between the Company, Society National Bank, as Rights Agent, and Bank One, Texas N.A. (successor to Society National Bank), dated April 1, 1995 (incorporated by reference to Exhibit 4.7 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

 4.2(d) Third Amendment to the Rights Agreement, by and between the Company and Bank One, Texas N.A., as Rights Agent, dated June 16, 1995 (incorporated by reference to Exhibit 4.8 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

 4.2(e) Fourth Amendment to the Rights Agreement, by and between the Company and Bank One, Texas N.A., as Rights Agent, and American Stock Transfer & Trust Company (successor to Bank One, Texas N.A.) dated September 1, 1995 (incorporated by reference to Exhibit 4.9 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

 4.2(f) Fifth Amendment to the Rights Agreement, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent dated April 29, 1999 (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated April 29, 1999).

 5.1 *    Opinion of Locke Liddell & Sapp LLP.

10.1 Comstock Resources, Inc. 1999 Long-term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

10.2 Form of Nonqualified Stock Option Agreement between the Company and certain officers and directors of the Company (incorporated herein by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the year ended June 30, 1999).

Exhibit
   No.                             Description
--------- ----------------------------------------------------------------------

10.3 Form of Restricted Stock Agreement between the Company and certain officers of the Company (incorporated herein by reference to Exhibit
          10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

23.1 *    Consent of Counsel (Included in Exhibit 5.1).

23.2 *    Consent of Independent Public Accountants.

23.3 *    Acknowledgment Letter of Independent Public Accountants.

24.1 *    Power of Attorney (Included on the Signature Page of the Prospectus).

-----------------
* Filed herewith.

Item 9. Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;
          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco of Texas, on May 12, 2000.

                                     COMSTOCK RESOURCES, INC.
                                     By:   /s/ M. JAY ALLISON
                                           ------------------
                                           M. Jay Allison
                                           President and Chief Executive Officer
                                           (Principal Executive Officer)


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints M. Jay Allison and Roland O. Burns, each his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys- in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                          Title                           Date
----------------------    -----------------------------------
/s/ M. JAY ALLISON        President, Chief Executive Officer,       May 12, 2000
----------------------    Director (Principal Executive Officer)
M. Jay Allison

/s/ ROLAND O. BURNS       Senior Vice President, Chief Financial    May 12, 2000
----------------------    Officer, Director (Principal Financial
Roland O. Burns           and Accounting Officer)

/s/ RICHARD S. HICKOK     Director                                  May 12, 2000
----------------------
Richard S. Hickok

/s/ FRANKLIN B. LEONARD   Director                                  May 12, 2000
----------------------
Franklin B. Leonard

/s/ CECIL E. MARTIN, JR.  Director                                  May 12, 2000
----------------------
Cecil E. Martin, Jr.

/s/ DAVID W. SLEDGE       Director                                  May 12, 2000
----------------------
David W. Sledge

                                INDEX TO EXHIBITS

Exhibit
   No.                    Exhibit                                           Page
--------  -------------------------------------------------------         ------
 4.1*     Specimen Stock Certificate. E-2

 4.2(a) Rights Agreement dated as of December 10, 1990, by and between the Company and Ameritrust Texas, National Association as Rights Agent (incorporated herein by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A, dated December 14, 1990).

 4.2(b) First Amendment to the Rights Agreement, by and between the Company and Society National Bank (successor to Ameritrust Texas, N.A.), as Rights Agent, dated January 7, 1994 (incorporated herein by reference to Exhibit
          3.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

 4.2(c) Second Amendment to the Rights Agreement, by and between the Company, Society National Bank, as Rights Agent, and Bank One, Texas N.A. (successor to Society National Bank), dated April 1, 1995 (incorporated by reference to Exhibit 4.7 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

 4.2(d) Third Amendment to the Rights Agreement, by and between the Company and Bank One, Texas N.A., as Rights Agent, dated June 16, 1995 (incorporated by reference to Exhibit 4.8 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

 4.2(e) Fourth Amendment to the Rights Agreement, by and between the Company and Bank One, Texas N.A. as Rights Agent and American Stock Transfer & Trust Company (successor to Bank One, Texas N.A.), dated September 1, 1995 (incorporated by reference to Exhibit 4.9 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

 4.2(f) Fifth Amendment to the Rights Agreement, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent dated April 29, 1999 (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated April 29,
          1999).

 5.1 *    Opinion of Locke Liddell & Sapp LLP.                              E-5

10.1      Comstock Resources,  Inc. 1999 Long-term Incentive Plan
          (incorporated herein by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

Exhibit
   No.                    Exhibit                                           Page
--------  -------------------------------------------------------         ------
10.2      Form of Nonqualified Stock Option Agreement between the
          Company and certain officers and directors of the Company (incorporated herein by reference to Exhibit
          10.2 to the Company's Quarterly Report on Form 10-Q for the year ended June 30, 1999).

10.3 Form of Restricted Stock Agreement between the Company and certain officers of the Company (incorporated herein by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

23.1      Consent of Counsel (Included in Exhibit 5.1).

23.2 *    Consent of Independent Public Accountants.                        E-6

23.3 *    Acknowledgment Letter of Independent Public Accountants.          E-7

24.1 *    Power of Attorney (Included on the Signature Page of the
          Prospectus).

------------
*     Filed herewith.

                               E-2